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                                                                    Exhibit 4(f)

                               MEDIA METRIX, INC.
                              AMENDED AND RESTATED
                             STOCK OPTION AGREEMENT

            AGREEMENT made as of the 2nd day of October, 1998, by and between MEDIA METRIX, INC., a Delaware corporation (the "Company") and Steve Coffey (the "Optionee").

                               W I T N E S S E T H

            WHEREAS, PC Meter, L.P. (the "Partnership"), the Company's predecesor, granted to the Optionee on July 1, 1996 (the "Original Grant Date"), an option (the "Original Option") to purchase 1,200 Class B limited partnership units; and

            WHEREAS, upon the consummation of the Partnership and the Company, the Original Option was converted into an option to purchase 15,300 shares of common stock, $.01 par value, of the Company (the "Common Stock") at a purchase price per share of $1.00;

            WHEREAS, in connection with the transactions contemplated by the Agreement and Plan of Reorganization between the Company and RelevantKnowledge, Inc. dated as of September 30, 1998, the Company has decided to amend its outstanding options to grant to its option holders more favorable terms by amending the provisions regarding the exercisability of options; and

            WHEREAS, the Company and Optionee wish to amend and restate the Original Option to reflect such changes in the provisions of the option.

            NOW, THEREFORE, the parties hereto agree as follows:

            1. GRANT. The Company hereby affirms the grant to the Optionee of an option to purchase 15,300 shares of Common Stock on July 1, 1996 at a purchase price per share of $1.00. This option is intended to be treated as an option that qualifies as an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

            2. RESTRICTIONS ON EXERCISABILITY. Except as specifically provided otherwise herein, the option will become exercisable in accordance with the following schedule based upon the period of the Optionee's continuous employment or service with the Company or a subsidiary thereof following the Original Grant
Date:


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
          Period                      Incremental           Cumulative
          of Continuous               Percentage            Percentage
          Employment/                 of Option             of Option
          Service                     Exercisable           Exercisable
          -------------               -----------           -----------
          Less than 1 year            0%                    0%
          1 year                      33 1/3 %              33 1/3 %
          2 years                     33 1/3%               66 2/3%
          3 years or more             33 1/3 %              100%

If the Optionee performs services for the Company or a subsidiary thereof in a capacity other than as a director or employee, then, for purposes hereof, those services will be deemed to be continuous until they are terminated, and they will be deemed to be terminated at the time provided therefor in the consulting or other agreement governing the performance of such services or, if there is no such agreement, at the time the Company or such subsidiary notifies the Optionee that it no longer contemplates the utilization of such services. Unless sooner terminated, the option will expire if and to the extent it is not exercised within ten years from the date hereof.

            3. EXERCISE. Only the portion of the option that has vested may be exercised. The option may be exercised in whole or in part in accordance with the above schedule by delivering to the Secretary of the Company (a) a written notice specifying the number of shares to be purchased, and (b) payment in full of the exercise price, together with the amount, if any, deemed necessary by the Company to enable it to satisfy any income tax withholding obligations with respect to the exercise (unless other arrangements acceptable to the Company are made for the satisfaction of such withholding obligations).

            4. PAYMENT OF EXERCISE PRICE. The exercise price shall be payable in cash or by bank or certified check. The Company may (in its sole and absolute discretion) permit all or part of the exercise price to be paid with previously-owned shares of Common Stock, or in installments (together with interest) over a period of not more than five years, evidenced by the Optionee's secured promissory note.

            5. RIGHTS AS STOCKHOLDER. No shares of Common Stock shall be sold or delivered hereunder until full payment for such shares has been made (or, to the extent payable in installments, provided for). The Optionee shall have no rights as a stockholder with respect to any shares covered by the option until a stock certificate for such shares is issued to the Optionee. Except as otherwise provided herein, no adjustment shall be made for dividends or distributions of other rights for which the record date is prior to the date such stock certificate is issued.

            6. NONTRANSFERABILITY. The option is not assignable or transferable except upon the Optionee's death to a beneficiary designated by the Optionee or, if no designated beneficiary shall


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survive the Optionee, pursuant to the Optionee's will and/or the laws of descent and distribution. During an Optionee's lifetime, the option may be exercised only by the Optionee or the Optionee's guardian or legal representative.

            7. TERMINATION OF SERVICE, DISABILITY OR DEATH. Unless otherwise determined by the Board, if the Optionee's employment or service with the Company is terminated for any reason other than death or disability (as defined below), then each outstanding option granted to him or her under the Plan will terminate on the date three months after the date of such termination of employment or service, provided, however, that, if the Optionee's employment or service is terminated by the Company for cause (defined below), then the option will terminate upon the date of such termination of employment or service. If the Optionee's employment or service is terminated by reason of the Optionee's death or disability, then each outstanding option granted to the Optionee under the Plan that is not then vested shall terminate immediately and each option that is then vested will terminate on the date one year after the date of such termination of employment or service. If the Optionee's employment or service is terminated by reason of his or her disability and the Optionee dies within one year after such termination of employment or service, then each option that is vested on the date of termination will terminate on the first anniversary of the later death of the disabled Optionee. For purposes hereof, the term "disability" means the inability of the Optionee to perform the customary duties of the Optionee's employment or other service for the Company by reason of a physical or mental incapacity that is expected to result in death or be of indefinite duration; and the term "cause" means (a) the Optionee's failure or refusal to perform the duties of the Optionee's employment with the Company, (b) the Optionee's commission of a crime involving moral turpitude, (c) the Optionee's conviction for commission of a felony, (d) any attempt by the Optionee to improperly secure any personal profit in connection with the business of the Company or (e) the Optionee's dishonesty or willful engagement in conduct that is injurious to the business or reputation of the Company, all as determined by the Board in its sole discretion.

            8. OTHER PROVISIONS. Notwithstanding anything herein to the contrary, the option may not be exercised unless and until the Optionee complies with all conditions the Board of Directors may impose in connection with federal or state securities laws, as it may deem necessary or advisable. As a condition of the option grant hereunder, the Optionee represents that the Optionee is acquiring the option and any stock upon the exercise hereof, for investment only and not with a view toward the distribution thereof.

            9. CAPITAL CHANGES, REORGANIZATION, SALE.

                  (c) In the event of a Recapitalization (as defined below) the number and class of shares and the exercise price per share of stock covered by this option shall all be proportionately adjusted to reflect such Recapitalization, in each case as determined by the Board in its sole discretion. If by reason of a Recapitalization, the Optionee becomes entitled to exercise this option with respect to new, additional or different shares of stock or other securities, the option and such new, additional or different shares or other securities shall be subject to all of the conditions


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which were applicable prior to such Recapitalization. "Recapitalization" means any increase or reduction in the number of shares of Common Stock or securities of the Company or the exchange or conversion of Common Stock or securities of the Company for a different number or kind of shares of stock or other securities, in any case, by reason of a reclassification, recapitalization, merger, consolidation, reorganization, distribution, split or reverse split, combination or exchange of shares or securities or other similar event.

                  (b) In the event of any adjustment in the number of shares covered by this option pursuant to the provisions hereof, any fractional shares resulting from such adjustment will be disregarded and the option will cover only the number of full shares resulting from the adjustment.

                  (c) All adjustments under this Section 9 shall be made by the Board of Directors of the Company, and its determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive.

            10. NO EMPLOYMENT RIGHTS. Nothing in this agreement shall give the Optionee any right to continue in the employ or service of the Company or a subsidiary thereof, or interfere in any way with the right of the Company or a subsidiary thereof to terminate the employment or service of the Optionee.

            11. PROVISIONS OF PLAN. The provisions of the Plan shall govern if and to the extent that there are inconsistencies between those provisions and the provisions hereof. The Optionee acknowledges receipt of a copy of the Plan prior to the execution of this agreement.

            12. ADMINISTRATION. The Board of Directors of the Company will have full power and authority to interpret and apply the provisions of this agreement and its decision as to any matter arising under this agreement shall be binding and conclusive as to all persons.

            13. GOVERNING LAW. This agreement shall be governed by and construed in accordance with the laws of the State of New York. This agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and may not be modified except by written instrument executed by the parties.


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            IN WITNESS WHEREOF, this agreement has been executed as of the date first above written.

                                          MEDIA METRIX, INC.


                                          /s/ TOD JOHNSON
                                          ---------------------------------
                                          By: Tod Johnson


                                          /s/ STEVE COFFEY
                                          ---------------------------------
                                          Optionee


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